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                                                                   Exhibit 10.94

Platinum Underwriters Holdings, Ltd
The Belvedere Building
69 Pitts Bay Road, 2nd Floor
Pembroke HM 08, Bermuda

31 December 2003

Dear Sirs

1. INTRODUCTION: Platinum Underwriters Holdings, Ltd. (the "GUARANTOR") has today entered into a Guarantee by way of deed poll (the "GUARANTEE") (a copy of which is attached to this letter) pursuant to which the Guarantor has guaranteed certain payment obligations of Platinum Re (UK) Limited (the "COMPANY") under certain reinsurance contracts on, and subject to, the terms and conditions of the Guarantee.

2. GUARANTEE FEE: In consideration of the Guarantor entering into the Guarantee, the Company shall pay to the Guarantor an annual fee (the "GUARANTEE FEE"). The Company will pay the Guarantee Fee in the amount of $2,500,000 for the period from January 1, 2004 through December 31, 2004. The Guarantee Fee for each subsequent calendar year shall be an amount equal to 0.66% of the net premium which the Company estimates it will write in such calendar year, as determined by the Company. The Guarantee Fee shall be payable on or before the 31st day of March in the calendar year to which the Guarantee Fee relates. If the actual amount of the net premiums written in any calendar year by the Company, as reflected in the Company's annual audited accounts, differs from the estimated amount of net premium used to calculate the Guarantee Fee for that calendar year, the Guarantee Fee for that calendar year shall be adjusted retroactively to reflect such actual amount of net premium written, and the amount of such adjustment, together with interest thereon at the rate of 5% per annum, shall be added to or subtracted from the amount of the Guarantee Fee payable for the following calendar year.

3. TERMINATION OF THE GUARANTEE: The obligation of the Company under this letter agreement to pay the Guarantee Fee shall terminate on the last day of the calendar year in which the Guarantee terminates or is revoked. The amount of any adjustment to the Guarantee Fee for the calendar year in which the Guarantee terminates or is revoked (together with interest) which would have been added to the Guarantee Fee for the following calendar year pursuant to paragraph 2 of this letter agreement shall be paid by the Company to the Guarantor within two months of such adjustment being calculated. The amount of any adjustment to the Guarantee Fee for the calendar year in which the Guarantee terminates or is revoked (together with interest) which would have been subtracted from the Guarantee Fee for the following

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calendar year pursuant to paragraph 2 of this letter agreement shall be paid by the Guarantor to the Company within two months of such adjustment being calculated.

4. GUARANTEE PAYMENTS ARE DEMAND LOANS: All payments made by the Guarantor under the Guarantee shall constitute loans from the Guarantor to the Company. All such loans shall bear interest at 5% per annum and shall be repayable by the Company within three (3) business days after the Guarantor has made written demand, together with all accrued but unpaid interest.

5. TAX WITHHOLDING: The Guarantee Fee and any interest paid on payments made pursuant to paragraph 4 of this letter agreement shall be payable net of withholding taxes that the Company determines are required to be withheld, provided that if the Company withholds any such amounts, the Company shall pay over the amount withheld to the appropriate tax authorities and provide the Guarantor with a copy of the receipt for such payment. The Guarantor shall indemnify the Company on an after-tax basis for any taxes, interest and penalties assessed against the Company for failing to withhold unless the Guarantor has notified the Company in writing to withhold and the Company fails to do so, in which event the Guarantor shall indemnify the Company on an after-tax basis for any taxes imposed upon the Company as a result of its failure to withhold but not for any interest and penalties.

6. SUCCESSORS AND ASSIGNS: This letter agreement may not be assigned by either party hereto without the prior written consent of the other party. This letter agreement shall be binding upon the Guarantor and the Company and their respective successors and assigns.

7. AMENDMENT: No term or provision of this letter agreement may be amended, modified, altered, waived or supplemented except in writing signed by Guarantor and the Company.

         1.       8.       Notices: ANY NOTICE, REQUEST, INSTRUCTION,
CORRESPONDENCE OR OTHER DOCUMENT TO BE GIVEN HEREUNDER TO THE GUARANTOR SHALL BE GIVEN IN WRITING BY PERSONAL DELIVERY OR REGISTERED POST AS FOLLOWS (UNLESS A SUBSEQUENT ADDRESS HAS BEEN PROVIDED):

                  Platinum Underwriters Holdings, Ltd.
                  The Belvedere Building
                  69 Pitts Bay Road, 2nd Floor
                  Pembroke HM 08, Bermuda

                  Attn: Michael E. Lombardozzi
                        General Counsel
                        Fax No.: (441) 298-0752

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Any notice, request, instruction, correspondence or other document to be given hereunder to the Company shall be given in writing by personal delivery or registered post as follows (unless a subsequent address has been provided):

                  Platinum Re (UK) Limited
                  52 Lime Street
                  London, EC3M 7NL, United Kingdom

                  Attn: Robert Porter
                        Managing Director
                        Fax No.: 44 207 623-6610

9. GOVERNING LAW: This letter agreement shall in all respects be governed by, and construed in accordance with, the laws of England and Wales.

10. JURISDICTION: The parties hereby irrevocably submit to the jurisdiction of the courts of England and Wales in any action or proceeding arising out of or in relation to this letter agreement.

11. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999: The parties to this letter agreement do not intend that any term of this letter agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this letter agreement.

Please indicate your acceptance of the terms of this letter by signing and returning the enclosed copy letter.

Yours faithfully,

/s/ Robert S. Porter
--------------------
for and on behalf of Platinum Re (UK) Limited

Acknowledged and agreed:

/s/ Gregory E.A. Morrison
-------------------------
for and on behalf of Platinum Underwriters Holdings, Ltd.
Date: December 31, 2003

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                      PLATINUM UNDERWRITERS HOLDINGS, LTD.

                                    Guarantee

         This Guarantee by way of deed poll (the "Guarantee"), dated as of December 31, 2003, is made and entered into as a deed poll by Platinum Underwriters Holdings, Ltd., a Bermuda company, (the "Guarantor") with its officers located at The Belvedere Building, 69 Pitts Bay Road, 2nd Floor, Pembroke HM 08, Bermuda.

         WHEREAS, Platinum Re (UK) Limited (the "Company"), a wholly-owned indirect subsidiary of the Guarantor, is engaged in the reinsurance business and intends to enter into certain Reinsurance Contracts (as defined below) with Cedants (as defined below).

         WHEREAS, on and subject to the terms and conditions set forth herein, the Guarantor desires to guarantee the Undisputed Obligations (as defined below) under such Reinsurance Contracts.

         NOW THEREFORE, the Guarantor hereby covenants and agrees as follows:

         2.       Definitions. In this Guarantee:

"Cedant" means an insurance company, a reinsurance company or any other reinsured who has entered into, and is named in, a Reinsurance Contract with the Company;

"Reinsurance Contract" means a reinsurance contract entered into between the Company and a Cedant on or after 31 December 2003; and

"Undisputed Obligations" means the Company's payment obligations to a Cedant under a Reinsurance Contract, to the extent that such payment obligations are not disputed or contested by the Company.

         3. Guarantee. Subject to, and in accordance with, the terms and conditions of this Guarantee, including without limitation Clauses 3 and 4 hereof, the Guarantor hereby absolutely and, subject to Clause 3 hereof, unconditionally guarantees for the benefit of each Cedant the payment when due of the Undisputed Obligations. This Guarantee shall constitute a guarantee of payment of, and not of collection of, the Undisputed Obligations and subject to Clause 7 hereof is a continuing guarantee of the full payment by the Company of the Undisputed Obligations. Nothing in this Guarantee shall cause the liability of the Guarantor under this Guarantee to exceed the amount of the Undisputed Obligations.

         4. Third Party Beneficiaries. The Guarantor intends that each Cedant that is a party to a Reinsurance Contract will be a third party beneficiary of this Guarantee. A Cedant shall only be entitled to take or obtain the benefit of this Guarantee on condition that: (i) it first notifies the Company in writing of the Company's failure to pay an Undisputed Obligation and demands that payment be made by the Company of such Undisputed Obligation (the "Demand Notice"); and (ii) the Company fails to pay such Undisputed Obligation within thirty (30) days after the date of receipt of the

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Cedant's Demand Notice, and the Cedant makes a demand for payment of such
Undisputed Obligation under this Guarantee upon the Guarantor (a "Payment Notice"). A Payment Notice shall be in writing and shall include a copy of the Demand Notice, shall state that the Cedant is calling upon the Guarantor to pay an Undisputed Obligation under this Guarantee and shall specify in reasonable detail the nature of the relevant Undisputed Obligation, that the Company has failed to pay the Undisputed Obligation and the date such payment was due. Upon the failure by the Company to pay an Undisputed Obligation when due and payable, the Guarantor shall pay or otherwise satisfy the Undisputed Obligation if it is called upon to pay such Undisputed Obligation in a Cedant's Payment Notice within thirty (30) business days of the Guarantor's receipt of the Payment Notice; provided, however, that the Guarantor shall have no obligation to a Cedant under this Guarantee unless the Cedant has complied with the provisions of this Clause and the Guarantor has received a Payment Notice satisfying the foregoing requirements and such other information as the Guarantor may reasonably request from the Cedant.

         5. Set-offs and Counterclaims. Without limiting the Guarantor's own defences and rights hereunder, the Guarantor shall be entitled to all rights, set-offs, counterclaims and other defences to which the Company or any other subsidiary (as defined in section 736 of the Companies Act 1985) of the Guarantor is or may be entitled, including without limitation, those arising from or out of the Reinsurance Contracts. Notwithstanding the foregoing, the liability of the Guarantor under this Guarantee shall not be reduced or discharged by: (i) any change in the time, manner or place of payment of any of the Undisputed Obligations; or (ii) any insolvency, winding-up, reorganization, or other similar proceeding of the Company.

         6. Subrogation. With respect to any Reinsurance Contract, the Guarantor hereby unconditionally agrees that, until the payment and satisfaction in full of all Undisputed Obligations under such Reinsurance Contract, it shall not exercise any right or remedy arising by reason of any performance by it of its obligations under this Guarantee, whether by subrogation or otherwise, against the Company. Nothing in this clause or in this Guarantee shall prevent the Guarantor from exercising any remedies or rights in order to safeguard or otherwise preserve or maintain any such subrogation or other rights in whole or in part.

         7. Amendment of Guarantee. The Guarantor shall be permitted from time to time and at any time to amend or vary the terms of this Guarantee, provided that the liability of the Guarantor to a Cedant in respect of any Undisputed Obligation incurred before, or arising out of an Undisputed Obligation entered into before, the date of such variation or amendment, shall not be in any way reduced or limited by such variation or amendment.

         8.       Termination.

         (a) The Guarantor may terminate or revoke this Guarantee at any time by publishing notice of such termination in the Financial Times newspaper, or such other newspaper with daily circulation in London as the Guarantor may select. Such notice

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will indicate the effective date of such termination or revocation (the
"Effective Date"), which may not be earlier than the fifth day following publication of the notice. Subject to Clause 7(c) hereof, with effect from the Effective Date the Guarantor shall have no further liability hereunder.

         (b) This Guarantee shall terminate immediately as of the day (the "Termination Date") the Guarantor ceases to control the Company. For the purposes of this Clause 7, the term "control" means the ownership, either directly or indirectly, of 50% or more of the ordinary shares in the capital of the Company. Subject to Clause 7(c) hereof, with effect from the Termination Date the Guarantor shall have no further liability hereunder.

         (c) No termination or revocation of this Guarantee pursuant to this Clause 7 shall affect the Guarantor's liability under this Guarantee with respect to any Undisputed Obligations arising under any Reinsurance Contract entered into prior to the Effective Date or, as the case may be, the Termination Date, and the Guarantor's liability under this Guarantee in respect of such Undisputed Obligations shall continue in full force and effect until all such Undisputed Obligations have been satisfied.

         9. Notice. Any Payment Notice or other notice, request, instruction, correspondence or other document to be given hereunder to the Guarantor shall be given in writing by personal delivery or registered post to the following address (unless a subsequent address has been provided):

         Platinum Underwriters Holdings, Ltd.
         The Belvedere Building
         69 Pitts Bay Road, 2nd Floor
         Pembroke HM 08, Bermuda

         Attn: Michael E. Lombardozzi
               General Counsel
               Fax No.: (441) 298-0752

Any Demand Notice or other notice, request, instruction, correspondence or other document to be given hereunder to the Company shall be given in writing by personal delivery or registered post to the following address (unless a subsequent address has been provided):

         Platinum Re (UK) Limited
         52 Lime Street
         London, EC3M 7NL, United Kingdom

         Attn: Robert Porter
         Managing Director
         Fax No.: 44 207 623-6610

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         10.      Miscellaneous.

         (a) This Guarantee shall in all respects be governed by, and construed in accordance with, the laws of England and Wales without giving effect to the conflicts of law principles thereof.

         (b) The Guarantor hereby irrevocably submits to the jurisdiction of the courts of England and Wales in any legal action or proceeding arising out of or in relation to this Guarantee. The Guarantor hereby appoints Platinum Re
(UK) Limited at 52 Lime Street, London EC3M 7NL as its agent for service of process in connection with any such action or proceeding brought by a Cedant.

         (c) The headings in this Guarantee are for purposes of reference only, and shall not affect the meaning hereof.

     IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guarantee as a deed poll as of the date first above written.

Executed as a deed by                              )
PLATINUM UNDERWRITERS HOLDINGS, LTD.               )
acting by                                          ) /s/ Gregory E.A. Morrison
who, in accordance with the laws of the            ) ---------------------------
territory in which Platinum Underwriters           )    (Authorised signatory)
Holdings, Ltd. is incorporated, is acting under    )
the authority of Platinum Underwriters Holdings,   )
Ltd.                                               )

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